Exhibit 99.1

Praxair Postpones 2018 Annual Meeting of Shareholders Given Pending Business Combination of Praxair and Linde AG

DANBURY, Conn.--(BUSINESS WIRE)--January 29, 2018--The Board of Directors of Praxair, Inc. (NYSE:PX) has postponed the 2018 Annual Meeting of Shareholders given Praxair’s proposed business combination with Linde AG (“Linde”) pursuant to the Business Combination Agreement dated as of June 1, 2017, as amended, among Praxair, Linde, Linde plc and certain of their subsidiaries.

The 2018 Annual Meeting would be held on or about April 24, 2018, but because Praxair and Linde anticipate that the transaction will close in the second half of 2018, the Praxair Board determined that the Annual Meeting should be postponed. A postponed Annual Meeting would be held (and the meeting date, record date and related dates for stockholder and proxy access proposals announced) later in 2018 only if the business combination with Linde is not consummated.

About Praxair

Praxair, Inc. is a leading industrial gas company in North and South America and one of the largest worldwide. With market capitalization of approximately $40 billion and 2017 sales of $11 billion, the company employs over 26,000 people globally and has been named to the Dow Jones® World Sustainability Index for 15 consecutive years. Praxair produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Our products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. For more information about the company, please visit our website at www.praxair.com.

CONTACT:
Praxair, Inc.
Media:
Lisa Esneault, 203-837-2448
lisa_esneault@praxair.com
or
Investors:
Juan Pelaez, 203-837-2213
juan_pelaez@praxair.com